                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                     ENHANCE FINANCIAL SERVICES GROUP, INC.

            --------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

            --------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------
    (5) Total fee paid:

        -----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        -----------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------
    (3) Filing Party:

        -----------------------------------------------------------------------
    (4) Date Filed:

       ------------------------------------------------------------------------

                                     [LOGO]

                      ENHANCE FINANCIAL SERVICES GROUP INC.
                               335 Madison Avenue
                            New York, New York 10017

                                                 April 28, 2000

Dear Shareholder:

         You are cordially invited to attend the 2000 annual meeting of shareholders of Enhance Financial Services Group Inc. The meeting will be held at The Sky Club, 200 Park Avenue, 56th Floor, New York, New York, at 9:00 a.m., local time, on Thursday, June 1, 2000. The accompanying notice and proxy statement describe the proposals to be submitted to shareholders at the meeting. We urge you to read this information carefully.

         I look forward to welcoming you personally at the annual meeting. However, whether or not you expect to attend, please complete, sign, date and return the accompanying proxy card in the enclosed envelope in order to ensure that your shares will be represented at the meeting. This will not limit your rights to attend or to change your vote at the meeting.

         We appreciate your cooperation and interest in Enhance Group.

                                                 Sincerely,

                                                 /s/ Daniel Gross
                                                 Daniel Gross
                                                 President and
                                                 Chief Executive Officer

                                     [LOGO]

                      ENHANCE FINANCIAL SERVICES GROUP INC.
                               335 Madison Avenue
                            New York, New York 10017

               --------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

               --------------------------------------------------


         The annual meeting of shareholders of Enhance Financial Services Group Inc. will be held at The Sky Club, 200 Park Avenue, 56th Floor, New York, New York, on Thursday, June 1, 2000, at 9:00 a.m., local time, for the following purposes:

          (1)  To elect 11 directors;

          (2) To ratify the appointment of Deloitte & Touche LLP as the independent auditor of Enhance Group and its consolidated subsidiaries for 2000; and

          (3) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         The close of business on April 21, 2000 has been fixed as the record date for determining shareholders entitled to notice of and to vote at the meeting.

                                         By Order of the Board of Directors,

                                         Samuel Bergman
                                         Secretary

April 28, 2000

IMPORTANT: Whether or not you plan to attend the meeting, a return envelope requiring no postage if mailed in the United States is enclosed for your convenience in mailing the enclosed proxy.

                      ENHANCE FINANCIAL SERVICES GROUP INC.
                               335 Madison Avenue
                            New York, New York 10017

                ------------------------------------------------

                                 PROXY STATEMENT

                ------------------------------------------------

         This proxy statement is furnished to the holders of common stock, par value $.10 per share (the "Common Stock"), of Enhance Financial Services Group Inc., a New York corporation ("Enhance Group" and, together with its consolidated subsidiaries, the "Company"), in connection with the solicitation of proxies by the board of directors for use at the annual meeting of shareholders of Enhance Group to be held on June 1, 2000 and any adjournment or adjournments thereof. A copy of the notice of meeting accompanies this proxy statement. It is anticipated that the mailing of this proxy statement will commence on or about May 1, 2000.

         Only shareholders of record at the close of business on April 21, 2000, the record date for the meeting, will be entitled to notice of and to vote at the meeting. On the record date, Enhance Group had issued and outstanding 38,169,007 shares of Common Stock, which are the only securities of Enhance Group entitled to vote at the meeting, each share being entitled to one vote.

         Under the New York Business Corporation Law (the "BCL") and Enhance Group's by-laws, the presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum of the shareholders to take action at the annual meeting. For this purpose, shares which are present, or represented by a proxy, at the annual meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on any particular matter or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to any particular matter. Once a quorum of the shareholders is established, under the BCL and Enhance Group's by-laws, the directors standing for election must be elected by a plurality of the votes cast and any other action to be taken, including the ratification of the appointment of the auditor for 2000, must be approved by a majority of the votes cast. For voting purposes, abstentions and broker non-votes will not be counted in determining whether the directors standing for election have been elected or whether any other action has been approved.

         Shareholders who execute proxies may revoke them by giving written notice to the secretary of the meeting at any time before such proxies are voted. Attendance at the meeting will not have the effect of revoking a proxy unless the shareholder so attending so notifies the secretary of the meeting in writing at any time prior to the voting of the proxy.

         The board of directors does not know of any matter other than the election of directors and the ratification of the appointment of the auditor for 2000 that is expected to be presented for consideration at the meeting. However, if other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment. All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld, and, where a choice is specified as to the proposal, they will be voted in accordance with such specification. If no instructions are given, the persons named in the proxy solicited by the board of directors of Enhance Group intend to vote for the nominees for election as directors of Enhance Group listed herein beneath the caption "Election of Directors" and for the ratification of the appointment of Deloitte & Touche LLP as auditor for 2000.

         The Company will bear the cost of the meeting and of soliciting proxies, including the cost of mailing the proxy material. In addition to soliciting by mail, directors, officers and regular employees of the Company (who will not be specifically compensated for such services) may solicit proxies by telephone or otherwise.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of April 15, 2000 by (a) each shareholder known to Enhance Group to be the beneficial owner, within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of more than 5% of the outstanding shares of Common Stock; (b) each director and nominee for director of Enhance Group; (c) each of the Chief Executive Officer and the four other most highly compensated executive officers of Enhance Group; and (d) all executive officers and directors of Enhance Group as a group. Unless otherwise indicated, the address of each such person is c/o Enhance Financial Services Group Inc., 335 Madison Avenue, New York, New York 10017.

NAME AND ADDRESS                                  NUMBER OF SHARES (1)     PERCENT OF CLASS
----------------                                  --------------------     ----------------

Swiss Reinsurance Company                            3,400,000 (2)                  8.9
   Mythenquai 50/60
   8022 Zurich, Switzerland
Morgan Stanley Dean Witter & Co.                     2,597,080 (3)                  6.8
   1585 Broadway
   New York, New York 10036
Legg Mason, Inc.                                     2,213,235 (4)                  5.8
   100 Light Street
   Baltimore, Maryland 21202
Lazard Freres & Co. LLC                              1,927,930 (5)                  5.1
   30 Rockefeller Plaza
   New York, New York 10020
Allan R. Tessler.................................      506,500 (6)(7)               1.3
Wallace O. Sellers...............................      843,800 (6)(7)               2.2
Daniel Gross.....................................    1,352,500 (6)                  3.5
Samuel Bergman...................................      211,700 (6)                    *
Richard J. Dunn..................................       48,093 (6)                    *
Tony M. Ettinger.................................      111,200 (6)                    *
Brian C. Kleinberg...............................        5,000 (6)                    *
Brenton W. Harries...............................       36,500 (7)                    *
David R. Markin..................................      245,477 (7)(8)                 *
Jay A. Novik.....................................       28,000                        *
Robert P. Saltzman...............................      164,500 (7)(9)                 *
Richard J. Shima.................................       37,166 (7)                    *
Spencer R. Stuart................................       37,606 (7)(10)                *
Frieda K. Wallison...............................       40,772 (7)                    *
Jerry Wind.......................................       26,386 (7)                    *
All executive officers and directors as a group      4,018,451 (11)                10.0

----------------
* Less than 1%

(1) The table in this section is based upon information supplied by directors, officers, and principal shareholders and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to the table and subject to the community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him or her.

(2) See "Certain Relationships and Related Transactions" for information regarding an agreement between Enhance Group and Swiss Reinsurance Company ("Swiss Re") regarding future sales and purchases by Swiss Re of voting shares of Enhance Group.

(3) On February 9, 2000, Morgan Stanley Dean Witter & Co. ("MSDW&Co") and its wholly-owned subsidiary, Morgan Stanley Dean Witter Investment Management Limited ("DWIM"), 25 Cabot Square, Canary Wharf, London E14 4QA, England, jointly filed an amendment to their joint Schedule 13G describing their respective ownership of shares of Common Stock at December 31, 1999 as follows: MSDW&Co has shared voting power over 2,097,780 shares of Common Stock and shared dispositive power over 2,597,080 shares of Common Stock, and DWIM has shared voting power over 1,784,322 shares of Common Stock and shared dispositive power over 2,245,722 shares of Common Stock. Accounts managed on a discretionary basis by DWIM are known to have the right to receive or the power to direct the receipt of proceeds for the dividends from the sale of such shares of Common Stock. No such account holds more than 5% of outstanding shares of the Common Stock.

(4) On February 16, 1999, Legg Mason, Inc. filed a Schedule 13G describing its ownership of shares of Common Stock at December 31, 1998 as follows: Legg Mason, Inc. has sole voting and dispositive power over 2,126,500 shares of Common Stock and shared voting and dispositive power over 86,735 shares of Common Stock. Such shares of Common Stock are held by various identified subsidiaries of Legg Mason, Inc. and by various of their clients, all of which have the power to dispose of the shares held by them.

(5) On February 3, 2000, Lazard Freres & Co. LLC ("LF&Co.") filed a Schedule 13G describing its ownership of shares of Common Stock at December 31, 1999 as follows: LF&Co. has sole voting power over 1,589,605 and sole dispositive power over 1,927,930 shares of Common Stock. Clients of LF&Co. have the right to receive dividends and proceeds of sale of the Common Stock. To the knowledge of LF&Co., no such person has an interest relating to more than 5% of the Common Stock.

(6) Includes the shares set forth in (a) Column A below issuable to the named director or officer upon the exercise of currently exercisable stock options granted under Enhance Group's employee stock option programs and
     (b) Column B below owned by the named officer's spouse and children or in trusts of which such officer is a trustee (as to which shares such officer disclaims beneficial ownership).

              NAME                                     A                  B
              ----                                     -                  -
              Allan R. Tessler                       44,000            4,000
              Wallace O. Sellers                    308,300          517,000
              Daniel Gross                          932,500          204,000
              Samuel Bergman                        202,500            9,200
              Richard J. Dunn                        48,000              -0-
              Tony M. Ettinger                      111,000              -0-
              Brian C. Kleinberg                      5,000              -0-

(7) Includes shares issuable upon the exercise of the currently exercisable portion of options granted to such director under the Non-Employee-Director Stock Option Plan (as amended, the "Directors' Option Plan"), as follows:
     Allan R. Tessler -- 18,500 shares; Wallace O. Sellers -- 14,500 shares; Brenton W. Harries -- 34,500 shares; David R. Markin -- 34,500 shares; Robert P. Saltzman -- 14,500 shares; Richard J. Shima -- 26,500 shares; Spencer R. Stuart -- 34,500 shares; Frieda K. Wallison -- 34,500 shares; and Jerry Wind -- 14,500 shares.

(8) Includes 200,000 shares held in a limited partnership in which Mr. Markin and his wife are the limited partners and a trust controlled by Mr. Markin is the general partner.

(9) Includes 150,000 shares held in a living trust account of which Mr. Saltzman and his wife are co-trustees.

(10) Mr. Stuart's wife holds a durable power of attorney granting her joint voting and dispositive power over the shares owned by Mr. Stuart.

(11) Includes 226,500 shares issuable to the directors of Enhance Group who are not employees of the Company upon the exercise of the currently exercisable portion of stock options granted to them under the Directors' Option Plan; 1,858,800 shares issuable to the executive officers upon the exercise of currently exercisable options granted to them under the 1987 Long Term Incentive Plan for Key Employees, as amended, and the 1997 Long Term Incentive Plan for Key Employees, as amended (the "1997 Incentive Plan"); and 734,200 shares owned by spouses of executive officers in trusts of which such officers are trustees or by executive officers or their spouses as custodians for their children. Such persons disclaim beneficial ownership of such shares owned by their spouses, individually or as custodians, or by such trusts.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

INFORMATION REGARDING NOMINEES

         At the meeting, 11 directors are to be elected, each to hold office (subject to Enhance Group's by-laws) until the next annual meeting of shareholders and until his or her successor has been elected and qualified. If any nominee listed in the table below should become unavailable for any reason to serve as a director, which management does not anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by management prior to or at the meeting, or, if no substitute is selected by management prior to or at the meeting, for a motion to adjourn the meeting until a substitute nominee or nominees shall be selected. The information concerning the nominees has been furnished by them to Enhance Group and is current as of April 15, 2000.

NAME                                 AGE            POSITION WITH ENHANCE GROUP
----                                 ---            ---------------------------
Allan R. Tessler                     63             Chairman of the Board
Wallace O. Sellers                   70             Vice Chairman of the Board
Daniel Gross                         57             President, Chief Executive Officer and director
Brenton W. Harries                   72             Director
David R. Markin                      69             Director
Jay A. Novik                         55             Director
Robert P. Saltzman                   57             Director
Richard J. Shima                     60             Director
Spencer R. Stuart                    77             Director
Frieda K. Wallison                   57             Director
Jerry Wind                           62             Director

         Mr. Tessler has held the position with Enhance Group set forth above from its inception. Since 1987, he has served as Chairman of the Board and Chief Executive Officer of International Financial Group, Inc., a merchant banking concern. From 1992 to December 1999, he served as Co-Chairman of the Board and Co-Chief Executive Officer of Data Broadcasting Corporation ("DBC"), a provider of market data services to the investment community, thereafter to February 2000 as Co-Chairman of the Board of DBC and since then as director of DBC. Since March 2000, Mr. Tessler has served as Chief Executive Officer of Jackpot Enterprises, Inc. ("Jackpot"), a manufacturer of gaming devices and Internet investment holding company which seeks to incubate innovative, Internet-related business-to-business and e-service enterprises and to support the migration of traditional businesses to the Internet. Mr. Tessler is also Chairman of the Board of Jackpot and Checker Holdings Inc. and a director of The Limited, Inc., Allis-Chalmers Corporation and Marketwatch.com.

         Mr. Sellers has held the position with Enhance Group set forth above since 1995, and he also serves as a consultant to the Company. Prior thereto, he served as President, Chief Executive Officer and a director of Enhance Group and Chairman of the Board and Chief Executive Officer of the Insurance Subsidiaries from their inception. Mr. Sellers also serves as a director of Danielson Holding Corporation.

         Mr. Gross has held the positions with Enhance Group set forth above and has served as Chief Executive Officer of the Insurance Subsidiaries since 1995. Prior thereto, he held senior executive positions with Enhance Group and Enhance Re from their inception and was among the founders of the

Company in 1986. Previously, he held various insurance industry positions, including serving as co-founder and Chairman of F.G. Holding Company, Kramer Capital Consultants and various senior executive capacities for Colonial Penn Group. Mr. Gross also serves as a director of MGIC Investment Corporation.

         Mr. Harries has served as a director of Enhance Group since 1991, having previously served as a director of the Insurance Subsidiaries since 1986. He has been retired since 1986, having previously served from 1985 as President of Global Electronic Markets Company, a joint venture of McGraw-Hill and Citicorp dealing in electronic trading of commodities. Mr. Harries also serves as a trustee of the Alliance Funds, Inc.

         Mr. Markin has served as a director of Enhance Group since 1986. He has served as President of Checker Motors Corporation for more than five years. From 1989 to 1996, he also served as President and Chief Executive Officer of International Controls Corp. and its successor corporation, Great Dane Holdings, Inc. Mr. Markin also serves as a director of Jackpot and DBC.

         Mr. Novik has served as a director of Enhance Group since June 1999. He is currently a private investor and serves as a director and vice chairman of several U.S. subsidiaries of Swiss Reinsurance Company. From 1977 to January 1999, Mr. Novik served in various senior management capacities with Swiss Re.

         Mr. Saltzman has served as a director of Enhance Group since 1996. He has been President and Chief Executive Officer of Jackson National Life Insurance Company since 1994.

         Mr. Shima has served as a director of Enhance Group since 1993. He has been an independent consultant since 1993, having previously thereto from 1992 served as Managing Director of Russell Miller, Inc., an investment banking concern specializing in the insurance industry. Mr. Shima also serves as a director of CTG Resources, Inc. and a trustee of the Evergreen Mutual Funds.

         Mr. Stuart has served as a director of Enhance Group since 1992, having also served as a director of Asset Guaranty from its inception until 1995. He has for over ten years served as an independent consultant regarding organizational and personnel matters. He served from 1990 to 1992 as Chairman of the Council of Management Advisors of Dean Witter Reynolds Inc. He is the founder and honorary chairman of Spencer Stuart Executive Recruiting Consultants.

         Ms. Wallison has served as a director of Enhance Group since 1992, having also served as a director of each of the Insurance Subsidiaries since its inception until 1995. She currently is a private investor, having retired from the law firm of Jones, Day, Reavis & Pogue in 1998, where since 1983 she had been a member, resident in its Washington, DC office.

         Mr. Wind has served as a director of Enhance Group since 1996. He has been on the faculty of the Wharton School of the University of Pennsylvania since 1967, currently serving as The Lauder Professor and Professor of Marketing. He also serves as a business consultant to several publicly and privately held U.S. and non-U.S. corporations and has served on the editorial boards of and as a contributor to numerous journals on marketing.

MEETINGS OF THE BOARD AND COMMITTEES

         The board of directors of Enhance Group holds regular quarterly meetings and special meetings as and when necessary. The board held seven meetings during 1999.

         The Executive Committee of Enhance Group's board of directors is authorized to exercise all powers of the board of directors except as otherwise provided by New York law. The members of the Executive Committee are Messrs. Gross, Harries, Sellers, Stuart and Tessler. The committee held one meeting during 1999.

         The functions of the Audit Committee are: to assist the board of directors in fulfilling its fiduciary responsibilities as to the system of internal controls, accounting policies and reporting practices of the Company and the sufficiency of auditing relative thereto; to make recommendations to the board of directors regarding the independent auditor to be nominated for approval by the board of directors and ratification by the shareholders; to review the independence of such auditor and monitor the professional services it provides; to approve the scope of the annual audit activities of the independent auditors; and to review audit results. The committee consists of Messrs. Salzman (Chairman), Harries and Shima. The committee held four meetings during 1999.

         The functions and composition of the Compensation and Nominating Committee are set forth below under "Executive Compensation - Report of Compensation and Nominating Committee." The committee held four meetings during 1999.

         The board of directors has four additional standing advisory committees, and it may from time to time form additional committees to render advice with respect to certain of its operations.

         Each director who is standing for re-election to the board of directors, all of whom served during 1999, attended at least 75% of the meetings held during the year (or that portion of the year during which the director served on the board of directors) by the board of directors and by all committees of the board of directors on which such director served.

                             EXECUTIVE COMPENSATION

REPORT OF COMPENSATION AND NOMINATING COMMITTEE

         GENERAL. The Compensation and Nominating Committee of the board of directors of Enhance Group consists and throughout 1999 consisted exclusively of directors of the Company who are neither employees nor, with the exception of Allan R. Tessler, the Chairman of the Board of Enhance Group, officers of the Company. The committee reviews and makes recommendations to the board of directors with respect to the remuneration of the Company's senior officers and the terms and conditions of all employee benefit plans or changes thereto, all of which recommendations with respect to 1999 compensation were accepted. The sole exception to the foregoing with respect to the scope of authority of the Compensation and Nominating Committee relates to decisions about awards of stock options under the 1997 Incentive Plan, which are made solely by a subcommittee comprising the members of the Compensation and Nominating Committee excluding Mr. Tessler.

         Set forth below is a report submitted by the members of the Compensation and Nominating Committee in their capacity as such addressing the Company's compensation policies for 1999 as they affected Daniel Gross, President and Chief Executive Officer of the Company during 1999, and the other four executive officers of the Company who were for 1999 the Company's most highly paid executive officers.

         COMPENSATION PROGRAM PRINCIPLES. The Company's compensation philosophy reflects the belief that to be meaningful, compensation must be closely aligned with the overall performance and goals of the Company. To that end, the Company establishes annual goals on a Company-wide business-performance level, a unit/function level and an individual performance level. Improved return on equity and earnings per share relative to a comparator group comprising other financial guarantors were the principal financial measures for Company performance. For executive officers, individual performance measures reflected the results of their business or functional unit against key goals. The Company's total-compensation program is based on a mix of fixed compensation (base salary), compensation-at-risk (incentive bonus) and stock option awards. The proportion of a given employee's at-risk to fixed compensation increases with the increase in the employee's level of responsibility within the Company, reflecting, in turn, the greater impact of that employee's contribution on the Company's overall performance. As a result, at lower levels the fixed portion of total compensation represents a far greater proportion of total compensation than at the more senior levels.

         Each employee in the organization has an identified target bonus that correlates to a performance level which "meets expectations." Performance which does not meet expectations merits an actual bonus award, if any, below the target, while exceptional performance typically translates into a bonus award which exceeds the target. The amount of the cash pool from which bonuses are drawn is a function of both the Company's performance relative to its financial goals and the business/staff unit's performance in relation to its annual goals.

         The stock option grants are a function of the employee's organizational level, the employee's individual performance against goals and the Company's performance.

         In addition, the Company uses signing bonuses and stock options granted on the date of hire as strategic tools to meet the intense competition for the highly qualified and marketable executive officers it is recruiting.

         COMPENSATION PROGRAM COMPONENTS. The particular components of executive officer compensation are as follows:

         FIXED SALARY. Salary levels are determined largely through comparisons with other financial services firms, including financial guaranty insurers. Many of those publicly held companies in the comparison group are included in the larger group of financial services and insurance companies listed in the Standard & Poor's Financial Index, which has been used for purposes of the stock performance graph contained below in this proxy statement. However, certain of the financial guaranty companies in the group used for compensation comparison purposes are not publicly held and are therefore not included in the stock performance index. The companies in the comparison group were chosen for the high degree of comparability of their businesses and financial performance to those of the Company, as well as for the ready availability of their compensation structure.

         Actual salaries are based on job evaluations, which reflect responsibility level, experience and individual performance expectations. Thus far, they have been reflective of competitive salary ranges and market comparisons. Salary levels for executive officers are regarded by the Company as competitive within a range that the Compensation and Nominating Committee deems reasonable and necessary. The increases in executive officer salaries with few exceptions have been relatively modest and within a narrow band, with greater compensation differentiation being effected through the cash bonuses and stock options grants.

         COMPENSATION-AT-RISK (INCENTIVE BONUSES). The Compensation and Nominating Committee established a bonus pool at the conclusion of the year based on accounting and financial results and the achievement of strategic goals. The bonus pool was then allocated, with allocations based on performance results against goals, first for each of the business and staff units, and then for all employees based on individual performance results against goals. Additionally, the officers who participated in the successful formation and launching in 1996 of one of the Company's key ventures, Credit-Based Asset Servicing and Securitization LLC ("C-BASS") participated in a separate pool based on the 1999 profits of that venture.

         STOCK OPTIONS. The 1997 Incentive Plan was adopted for the purpose of providing, through the grant of long-term incentives, a means to attract and retain key personnel and to provide to participating key employees long-term incentives for sustained high levels of performance. Stock options serve to reinforce the alignment between individual and Company performance. As such, they provide additional incentive for officers to work toward the Company's long term goals and strategy as a means to build personal wealth. Stock options also provide a significant impetus for equity ownership.

         Substantially all grants under the 1997 Incentive Plan and its predecessor plan have been in the form of stock options. As described above, the awardees of stock options under these plans and the sizes of the grants are determined by a subcommittee of the Compensation and Nominating Committee comprising its members who are outside directors. In general, the amounts of annual option awards reflect both organizational level and performance achievements. In deciding whether to grant an awardee additional stock options, the subcommittee does not generally consider whether the awardee had received a stock option grant in the previous year. It often does consider the grants previously made to the awardee in the aggregate.

         Reflecting the Company's objective of aligning the long range interests of its employees with those of the Company and Enhance Group shareholders, substantially all stock options granted to date under the plans vest, subject to continuation of employment and other terms of the stock options grants, at the rate of 25% per year during the consecutive four-year period beginning one year after the date of grant. All such stock options expire approximately ten years after grant, subject as to certain options to continuation of employment. The exercise prices of all stock options granted under the plans since public trading of the Common Stock commenced have been equal to the closing market prices of the Common Stock on the dates of grant, or if later, the dates of commencement of employment.

         COMPENSATION OF CHIEF EXECUTIVE OFFICER. In determining the compensation of Daniel Gross, Chief Executive Officer of the Company, the Compensation and Nominating Committee took into account best practices in executive compensation based on compensation reviews by several independent consulting firms, as well as prevailing compensation levels for chief executive officers of comparable companies in the diversified financial services and financial guaranty industry.

         The committee also considered the Company's several successful developments during the year, several of which were expected to increase shareholder value over the longer term. These included the continued outstanding performance of C-BASS; the joint acquisition (with Mortgage Guarantee Insurance Corporation) of another credit-based enterprise, Sherman Financial LLC, which exceeded its performance targets for its first year; a significant increase in net premium written, the hiring of a new Chief Financial Officer, capping a lengthy search; a significant upgrade of Insurance Businesses Group staff, highlighted by the hiring of a new head of that unit and other highly talented and qualified staff and the concurrent reorganization of that unit; completion of an acquisition and reorganization of the Company's interest in Latin America, creating the largest surety company in Brazil; and the acquisition of partnership interests owning REMIC residuals projected to generate significant future call options cash flow and ancillary tax benefits. The committee further took note of certain disappointments, including declines in pre-tax income, net premium written on financial guaranty reinsurance and Enhance Group's Common Stock price; the downgrade by Moody's Investor Services, Inc. of the financial strength rating of Enhance Re; continued losses in Singer Asset Finance Company, L.L.C. ("Singer"); and the continued capital constraint experienced by the Company.

         Based on the foregoing review of mixed results yet continuing positive assessment of Mr. Gross's leadership, the recommendation of the Compensation and Nominating Committee to the board of directors resulted in the fixing of Mr. Gross's salary for 2000 at $675,000 and the grant to him at year-end of a `below-target" cash incentive bonus of $561,000. Mr.Gross also received a "below-target" stock option award for 125,000 shares.

                      COMPENSATION AND NOMINATING COMMITTEE

                          Spencer R. Stuart - Chairman
                                 David R. Markin
                               Robert P. Saltzman
                                Richard J. Shima
                                Allan R. Tessler

SUMMARY COMPENSATION TABLE

         The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers, based on salary and bonus earned during 1999. Except as described below under "Agreements with Executive Officers" and "Severance Plans," the Company has not entered with any executive officer into
(i) an employment agreement or (ii) any compensatory plan or arrangement which is activated upon the resignation, termination or retirement of the executive officer or upon a change in control of the Company or a change in the executive officer's responsibilities following a change in control.

                                                                                   Long-Term
                                                       ANNUAL COMPENSATION       COMPENSATION
                                                       -------------------       ------------
                                                                              Securities Underlying
NAME AND PRINCIPAL POSITION               YEAR      SALARY         BONUS         OPTIONS/SARS
---------------------------               ----      ------         -----         ------------
Daniel Gross                              1999      $660,000     $ 561,000         125,000
   President and Chief                    1998       530,000     1,060,000         200,000
   Executive Officer                      1997       500,000     1,150,000         350,000

Tony M. Ettinger                          1999       450,000       600,000          95,000
   President, Credit-Based                1998       288,850       360,000          70,000
   Businesses, Alliances and Ventures     1997       273,863       260,000          40,000

Richard J. Dunn                           1999       275,000       380,000          65,000
   Executive Vice President               1998       227,370       227,370          33,000
                                          1997       214,500       140,000          24,000

Samuel Bergman                            1999       338,000       225,000          27,000
   Executive Vice President               1998       331,250       210,000          30,000
   and Secretary                          1997       313,281       200,000          28,000

Brian C. Kleinberg (1)                    1999       300,000       250,000         129,000 (2)
   Executive Vice President and
   President of Singer

------------------

(1)  Became an officer of the Company in January 1999.

(2) Includes stock options for an aggregate of 104,000 shares of Common Stock granted to Mr. Kleinberg upon and shortly after commencement of his employment. See "Agreements with Executive Officers."

OPTION/SAR GRANTS DURING 1999

         The following table provides information regarding stock options/SARs granted to the named executive officers during 1999:

                                                                 Individual Grants
                               --------------------------------------------------------------------------------------
                                 Number of       Percent of
                                Securities     Total Options
                                Underlying       Granted to
Name and                          Options       Employees in     Exercise or                           Grant Date
PRINCIPAL POSITION              GRANTED (1)     FISCAL YEAR      BASE PRICE     EXPIRATION DATE     PRESENT VALUE(2)
------------------              -----------    -------------     -----------    ---------------     ----------------
Daniel Gross                      125,000            8.9           $16.44          12/31/09             $6.47 (3)
   President and Chief
   Executive Officer

Tony M. Ettinger                   95,000            6.8            16.44          12/31/09              6.47 (3)
   President, Credit-Based
   Businesses, Alliances
   and Ventures

Richard J. Dunn                    65,000            4.6            16.44          12/31/09              6.47 (3)
   Executive Vice
   President

Samuel Bergman                     27,000            1.9            16.44          12/31/09              6.47 (3)
   Executive Vice
   President and Secretary

Brian C. Kleinberg                 79,000            5.6            29.38          12/31/08             12.11 (4)
   Executive Vice                  25,000            1.8            21.44          02/28/09              9.56 (5)
   President and President         25,000            1.8            16.44          12/31/09              6.47 (3)
   of Singer

--------------------

(1) Stock options granted pursuant to the 1997 Incentive Plan. These stock options vest, subject to continuation of employment, in 25% increments during the consecutive four-year period commencing on the last date of the month of grant. The stock options are not transferable except by the laws of descent and distribution and, accordingly, may be exercised during the life of the optionee only by the optionee or the optionee's legal representative and after the optionee's death only by the beneficiary previously designated by the optionee.

(2) The present value is, as to each stock option grant, based upon the Black-Scholes option valuation model applied as of the date the grant is approved by the Compensation and Nominating Committee of Enhance Group's board of directors. The valuation assumes no specific time of exercise since this is viewed by the Company as entirely indeterminate, but it takes into account the term of the option, ten years in each case. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model.

(3) The Black-Scholes option valuation assumes a volatility of 47.98% over a 12-month daily volatility period, a risk-free rate of return of 6.03%, a dividend yield of 1.49% and a discount due to the risk of forfeiture of 21.7%.

(4) The Black-Scholes option valuation assumes a volatility of 55.03% over a 12-month daily volatility period, a risk-free rate of return of 5.34%, a dividend yield of 0.87% and a discount due to the risk of forfeiture of 21.7%.

(5) The Black-Scholes option valuation assumes a volatility of 49.28% over a 12-month daily volatility period, a risk-free rate of return of 5.29%, a dividend yield of 1.01% and a discount due to the risk of forfeiture of 21.7%.

AGGREGATED OPTION/SAR EXERCISES DURING 1999
AND FISCAL YEAR-END OPTION VALUES
-------------------------------------------
         The following table provides information as to the named executive officers regarding stock option exercises and the number and value of stock options/SARs held by them at December 31, 1999.

                                                      No. of Securities Underlying
                                                            Unexercised Stock         Value of Unexercised In-the
                              Shares                         Options/SARs at             Money Options/SARs at
       Name and              Acquired       Value           DECEMBER 31, 1999            DECEMBER 31, 1999 (1)
                                                            -----------------            ---------------------
  PRINCIPAL POSITION        ON EXERCISE    REALIZED   EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
  ------------------        -----------    --------   -----------   -------------    -----------    -------------
Daniel Gross                      -0-         -0-        932,500       487,500       $4,037,710        -0-
  President and Chief
  Executive Officer

Tony M. Ettinger                  -0-         -0-        111,000       175,750          259,905        -0-
  President, Credit-Based
  Businesses, Alliances
  and Ventures

Richard J Dunn                    -0-         -0-         48,000       106,000           64,680        -0-
  Executive Vice President

Samuel Bergman                    -0-         -0-        202,500        70,500        1,019,400        -0-
  Executive Vice President
  and Secretary

Brian C. Kleinberg                -0-         -0-         19,750       109,250              -0-        -0-
  Executive Vice President
  and President of Singer

-------------------------

(1) Calculated on the basis of (a) the excess of the closing price of the Common Stock as reported by the New York Stock Exchange on December 31, 1999 over the stock option exercise price multiplied by (b) the number of shares of Common Stock underlying the stock option.

PENSION PLAN AND RESTORATION PLAN

         The Company maintains a defined benefit pension plan named the "Enhance Reinsurance Pension Plan" (the "Pension Plan") which is intended to be a tax-qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). All employees of the Company (other than Singer and Van-American Companies, Inc.) who have attained age 21 and who have completed at least one year of service are eligible to participate in the Pension Plan. The Pension Plan provides a normal retirement benefit at normal retirement (the earlier of the date on which a participant (a) has attained age 65 and completed five years of participation or (b) has attained age 62 and completed 10 years of participation) equal to 2.25% of the participant's compensation multiplied by his or her years of service up to his or her first 15 years, plus 1.75% of the participant's compensation multiplied by his or her years of service for his or her next 10 years, plus 1% of the participant's compensation multiplied by his or her years of service for his or her next five years. Compensation is defined as the average of the participant's three highest consecutive years of earnings. (See Note 2 to the table below regarding the maximum compensation considered "earnings" for the foregoing purposes. No such maximum applies with respect to the determination of compensation for purposes of the Summary Compensation Table above.) A participant whose service terminates prior to normal retirement is eligible for a benefit at the normal retirement date based on the participant's compensation and years of service at the date of termination multiplied by the vested percentage. The actuarial equivalent of such vested benefit may be distributed in a lump sum prior to normal retirement age. The vested percentage of a participant increases 20% per year beginning after two years of service, such that his or her vested percentage is 100% after six years. For purposes of determining a participant's retirement benefit and vested percentage, "years of service" and "years of participation," while not synonymous, include service with the Company and certain service with predecessor employers.

         The following table illustrates annual pension benefits payable under the Pension Plan assuming retirement at normal retirement age at various levels of compensation and years of service. Such benefits are based on a straight life annuity and are not subject to any deduction for Social Security or other offset amounts.

                               PENSION PLAN TABLE

   HIGHEST
   AVERAGE
   EARNINGS                                 YEARS OF SERVICE
   --------    ----------------------------------------------------------------------------
                    15              20            25              30            35*
               ----------------------------------------------------------------------------
   $100,000       $33,750         $42,500        $51,250        $56,250       $56,250
    125,000        42,188          53,125         64,063         70,313        70,313
    150,000        50,625          63,750         76,875         84,375        84,375
    175,000(2)     59,063          74,375         89,688         98,438        98,438
    200,000(2)     67,500          85,000        102,500        112,500       112,500
    225,000(2)     75,938          95,625        115,313        126,563       126,563
    250,000(2)     84,375         106,250        128,125        140,625(1)    140,625(1)
    300,000(2)    101,250         127,500        153,750(1)     168,750(1)    168,750(1)
    400,000(2)    135,000(1)      170,000(1)     205,000(1)     225,000(1)    225,000(1)
    450,000(2)    151,875(1)      191,250(1)     230,625(1)     253,125(1)    253,125(1)
    500,000(2)    168,750(1)      212,500(1)     256,250(1)     281,250(1)    281,250(1)

------------------------
*   Plan limits service to 30 years for benefit purposes.

(1) These are hypothetical benefits based upon the Pension Plan's normal retirement benefit formula. The maximum annual benefit permitted under
     Section 415 of the Code in 1999 and 2000 is $130,000.

(2) The benefits shown corresponding to these compensation ranges are hypothetical benefits based upon the Pension Plan's normal retirement benefit formula. Under Section 401(a)(17) of the Code, a participant's compensation in excess of a specified maximum (as such may change from time to time in the future, the "Code Maximum") is disregarded for purposes of determining highest average earnings. (Such specified maximum amount (as adjusted to reflect cost of living increases) was $235,840 for the plan year beginning November 1, 1993, decreasing to $150,000 for plan years beginning November 1, 1994, November 1, 1995 and November 1, 1996, increased to $160,000 for plan years beginning November 1, 1997, November 1, 1998 and November 1, 1999, and will increase to $170,000 for plan years beginning November 1, 2000.)

         In addition, Enhance Group adopted, effective July 1, 1999, a non-qualified restoration pension plan (the "Restoration Plan"). All employees of the Company eligible to participate in the Pension Plan and who receive total annual compensation in excess of the Code Maximum and above are eligible to participate in the Restoration Plan. The Restoration Plan provides a retirement benefit supplemental to benefits provided by the Pension Plan equal to 1.75% of the participant's compensation above the Code Maximum multiplied by his or her years of service up to his or her first 25 years, plus 1.0% of the participant's compensation above the Code Maximum multiplied by his or her years of service for his or her next five years. Compensation is defined as the average of the participant's three highest consecutive years of earnings. The vested percentage of a participant will be the lower of (a) 20% per year of service beginning after two years of service such that his or her vested percentage is 100% after six years, and (b) such other rate per year as will cause a given participant to be fully vested at age 60. For purposes of determining a participant's retirement benefit and vested percentage, "years of service" and "years of participation," while not synonymous, include service with the Company and certain service with predecessor employers. Also, for purposes of the Restoration Plan, in addition to each such executive officer's actual years of service, upon becoming fully vested under the terms of the Pension Plan, Mr. Ettinger will be credited with five additional years of service, and each other participant in the Restoration Plan who is or subsequently becomes an executive officer of Enhance Group at the level of Executive Vice President and above will be credited with additional years of employment services under the Restoration Plan equal to the excess of five over the actual years of employment service credited to that officer under the Restoration Plan prior to its effective date.

         As of December 31, 1999, Messrs. Gross, Ettinger, Dunn, Bergman and Kleinberg had twelve, four, four, seven, and zero years of service and participation, respectively, under both the Pension Plan and the Restoration Plan.

AGREEMENTS WITH EXECUTIVE OFFICERS
----------------------------------
          Enhance Group and Elaine J. Eisenman, Executive Vice President of Enhance Group, are parties to an agreement which entitles Ms. Eisenman to the following in the event of her discharge by Enhance Group or a material diminution in her title, authority, management responsibilities or compensation for any reason other than for "Cause," as therein defined leading to her resignation as an employee of the Company: one year's severance payment equal to her then salary plus that year's target bonus (equal to 50% of her then salary); continued vesting during the one year's severance payment period of outstanding stock options previously granted to her under Enhance Group's employee compensation plans; and continuation at Enhance Group's expense during the one year's severance payment period of employee medical and other benefits.

          Enhance Group and Brian C. Kleinberg, Executive Vice President of Enhance Group and President and Chief Executive Officer of Singer are parties to an agreement which provides for the payment of an annual base salary of $300,000 per year plus an annual target bonus of not less than 50% of his then base salary (or such higher rate consistent with Enhance Group's senior executive compensation programs); provided that his bonus for 1999 was required to equal or exceed $250,000 (to have been prorated should his employment have been terminated prior to the expiration of twelve months by Enhance Group other than for cause or by Mr. Kleinberg for good reason). Also, in connection with the Management Severance Protection Program described below, for 1999 Mr. Kleinberg's prior year's annual bonus is to equal the average of the bonuses awarded to Enhance Group's Executive Vice Presidents for 1998. Under the agreement, Mr. Kleinberg was granted upon commencement of employment an option to purchase 79,000 shares of Common Stock. In addition, in March 1999, Enhance Group granted Mr. Kleinberg a stock option under the 1997 Incentive Plan for 25,000 shares in lieu of establishing at the start of 1999 a cash incentive compensation program for Mr. Kleinberg based on the performance of the Singer businesses in 1999 and in order to compensate Mr. Kleinberg for a portion of the anticipated 1999 income which he forewent by having departed his prior employment to become an employee of the Company.

SEVERANCE PLANS
---------------
          In 1999, the Company established the Severance Pay Plan, pursuant to which any employee of the Company whose employment is terminated by the Company other than for cause or as a result of a sale of a business of the Company where the acquirer makes a bona fide job offer to the employee is automatically entitled to cash severance in a lump sum equal to two weeks' salary.

          The Company's Management Severance Protection Program provides for the payments and benefits to be accorded to officers in the event of the termination of their employment by the Company under certain circumstances. The program is designed to attract new, highly qualified officers by establishing a competitive level of severance, to reduce uncertainty and to retain officers who may otherwise depart upon a potential change in ownership, to maintain the objectivity of Enhance Group's senior officers in the face of potential job loss in a "change of control" (as defined below) transaction and to minimize the need for negotiation of individual severance arrangements upon the termination of an officer's employment with the Company.

          Under the Management Severance Protection Program, an officer of Enhance Group with a title of at least Vice President who is terminated by the Company without cause or who departs with good reason (an "Involuntary Termination Event") and who executes a severance agreement as requested by the Company is entitled to cash severance equal, when added to that provided under the Severance Pay Plan, to a number of months (up to one year) of base salary plus, in the case of senior officers with a title of at least Senior Vice President, a prorated bonus based on such officers' prior year's annual bonus, such number of months of salary and proration of bonus to be based on such officers' tenure with the Company. In addition, covered officers are entitled to receive outplacement assistance and remain covered under the Company's welfare benefit programs for a period of time after such termination.

          Under the program, senior officers of Enhance Group who undergo an Involuntary Termination Event within a specified time after a change of control are entitled to cash severance in a lump sum equal to two or three times (depending on level of seniority) their then annual compensation (including a bonus component represented by the prior year's bonus). These senior officers are also entitled to receive a bonus for the year of termination pro rata through the date of termination and become immediately and fully vested in the Restoration Plan. In addition, these senior officers are entitled to receive outplacement assistance, remain covered under the Company's welfare benefit and perquisite programs and are entitled to continue to participate in the Company's 401(k) program (including the receipt of Company matching contributions) for a period of time following termination. Furthermore, all options and other long-term incentives previously granted to employees and directors of the Company become immediately vested upon a change in control, regardless whether their service is terminated. Enhance Group has entered with each officer entitled to benefits (in addition to that described in the preceding sentence) under the Management Severance Protection Program upon a change of control into an agreement setting forth such benefits in detail.

          As used in the Management Severance Protection Program, a "change of control" means (a) the acquisition by one person or entity of at least 35% of Enhance Group's outstanding voting stock, (b) a change in the majority of the board of directors of Enhance Group, (c) the consummation of a merger, consolidation or reorganization unless more than 65% of the continuing interest in the surviving entity is retained by Enhance Group's shareholders immediately prior to such transaction, (d) a liquidation, dissolution or sale of all or substantially all of the assets of the Company, or (e) the acquisition by one person or entity of over 50% of the voting stock or assets of a given business unit, which latter category qualifies as a change in control for purposes of the program as concerns only an officer of the Company holding a position of at least Senior Vice President and (i) for whom at least 50% of his or her annual goals are attributable to the operations, results or performance of that subsidiary or (ii) who is designated as corporate staff of the Company.

OTHER SENIOR EXECUTIVE OFFICER COMPENSATION
-------------------------------------------
         The Company's flexible perquisite allowance program is intended to encourage senior executive officers of the Company to avail themselves of a range of business-related benefits for which they are not otherwise eligible for reimbursement by the Company, including but not limited to, club memberships, parking at the Company's offices, automobile transportation service to and from the Company's offices, personal development and individual financial services. Beginning in 1999, in January of each year, the President of Enhance Group is paid $30,000 and each President of a business unit and Executive Vice President of Enhance Group is paid $15,000 pursuant to this program on a non-accountable basis.

         In addition, the Company has arranged and pays the premium for supplemental long-term disability insurance for each officer of Enhance Group holding a title of Executive Vice President or above, in addition to the $7,500 maximum monthly benefit available to all employees of the Company, up to an aggregate $25,000 maximum monthly benefit. This insurance also provides benefits for partial disability and cost of living increases in payments under the policy.

DIRECTORS' COMPENSATION
-----------------------
          FEE COMPENSATION. Directors who are employees of the Company receive no fees or other compensation for services rendered as members of the board of directors of Enhance Group. Mr. Tessler received a basic fee of $105,000 in 1999, and each other director of Enhance Group who is not employed by the Company received a basic fee of $16,000. In addition, each such outside director who also served as chair of any committee of the board received in 1999 an additional $5,000 for all committees chaired by such director. Each outside director also received an additional $2,000 for each regular meeting of the board of directors attended plus $1,250 for each committee meeting attended which was held on a day other than a day on which the board met. No directors' fees were payable to corporate shareholders in respect of directorships occupied by their designees. All directors are reimbursed for travel and related expenses incurred in attending meetings of the board or committees.

          The Director Stock Ownership Plan, as amended, allows each outside director to elect to receive up to 100% of the aforesaid fees in the form of shares of Common Stock valued at the closing price of the Common Stock on the New York Stock Exchange on that date. Each outside director is entitled to make a new election annually for the coming year's fees.

         NON-EMPLOYEE-DIRECTOR STOCK OPTION PLAN. Pursuant to the Directors' Option Plan, on each December 31, each outside director of Enhance Group or either Insurance Subsidiary is granted a non-qualified stock option to purchase 7,000 shares of Common Stock at an exercise price equal to the closing price of the Common Stock on the New York Stock Exchange on that date. There are reserved for issuance upon the exercise of options under the Directors' Option Plan 800,000 shares of Common Stock (subject to anti-dilutive adjustment), of which options for 496,666 shares were subject to outstanding options after the option grants made on December 31, 1999.

         Stock options granted under the Directors' Option Plan become exercisable as to one half the shares subject thereto on each of the first and second anniversaries of grant, subject to continuation of service on the board of directors and other terms of the stock option grants; expire on the tenth anniversary of the date of grant; are not transferable except by the laws of descent and distribution; and, accordingly, may be exercised during the life of the optionee only by the optionee or the optionee's legal representative and after the optionee's death only by the beneficiary previously designated by the optionee. The unvested portion of an outstanding stock option lapses upon the resignation or removal of the optionee from the boards of directors of Enhance Group and the Insurance Subsidiaries.

NON-COMPETITION AGREEMENTS
--------------------------
         Messrs. Tessler, Sellers and Gross are parties to non-competition agreements with Enhance Group prohibiting them from, among other things, competing with the Company for a period of two years following their respective cessation of employment by or service to the Company.

PERFORMANCE GRAPH
-----------------
         Set forth below is a line graph comparing the cumulative total return to shareholders on the Common Stock with the cumulative total returns of companies included in the Standard & Poor's 500 Index (excluding dividends) and the Standard & Poor's Financial Index. The graph assumes that the value of the investment in the Common Stock and each index was $100 at January 1, 1995 and that all dividends were reinvested.


                                     [GRAPH]



ENHANCE FINANCIAL SERVICES  Cumulative       S&P 500              S&P
           DATE             EFS              Cumulative           FINANCIAL
          1/1/95             100.00               100                 100
         1/31/95             102.19            102.59               106.42
         2/28/95             103.65            106.59               112.31
         3/31/95              99.80            109.73               112.69
         4/28/95              99.80            112.95               116.81
         5/31/95             104.93            117.46               125.90
         6/30/95             114.27            120.19               126.57
         7/31/95             112.79            124.17               130.28
         8/31/95             119.43            124.49               137.65
         9/29/95             121.43            129.74               146.38
         10/31/95            120.69            129.27               142.16
         11/30/95            142.90            134.94               152.43
         12/29/95            158.25            137.54               153.97
         1/31/96             144.13            142.22               162.04
         2/29/96             144.87            143.54               165.13
         3/29/96             164.78            144.92               167.00
         4/30/96             161.80            147.06               164.04
         5/31/96             172.99            150.84               167.61
         6/28/96             167.62            151.42               169.44
         7/31/96             174.35            144.73               166.00
         8/30/96             172.11            147.79               171.60
         9/30/96             198.15            156.10               183.30
         10/31/96            200.40            160.40               197.01
         11/29/96            205.65            172.52               215.95
         12/31/96            219.76            169.10               208.15
         1/31/97             221.27            179.66               225.33
         2/28/97             207.72            181.07               234.17
         3/31/97             238.49            173.64               217.57
         4/30/97             232.45            184.00               233.20
         5/31/97             252.07            195.19               244.08
         6/30/97             265.57            203.93               257.43
         7/31/97             302.64            220.16               288.14
         8/31/97             279.94            207.83               266.64
         9/30/97             332.06            219.21               288.18
         10/31/97            320.31            211.90               282.21
         11/30/97            338.88            221.70               293.34
         12/31/97            361.53            225.50               308.04
         1/31/98             337.99            227.99               299.30
         2/28/98             377.10            244.43               327.45
         3/31/98             422.58            256.93               346.09
         4/30/98             417.64            259.52               351.83
         5/31/98             396.34            255.06               343.33
         6/30/98             411.46            265.42               357.71
         7/31/98             382.51            262.60               357.77
         8/31/98             306.31            224.67               275.32
         9/30/98             361.14            239.06               280.87
         10/31/98            300.06            258.49               314.83
         11/30/98            358.85            274.15               336.36
         12/31/98            367.22            289.94               343.25
         1/31/99             306.02            302.06               350.45
         2/28/99             289.95            292.68               355.06
         3/31/99             282.27            304.38               368.67
         4/30/99             253.89            316.17               393.76
         5/31/99             240.08            308.72               371.87
         6/30/99             243.12            325.83               387.26
         7/31/99             255.43            315.67               363.24
         8/31/99             252.35            314.11               346.53
         9/30/99             218.47            322.71               328.25
         10/31/99            225.42            343.12               382.34
         11/30/99            211.52            350.10               364.11
         12/31/99            201.46            370.70               356.92

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Enhance Group and Swiss Re are parties to an agreement pursuant to which Swiss Re has agreed that, subject to certain exceptions, neither Swiss Re nor any of its affiliates will until the year 2006 (a) acquire, alone or as part of a group, any voting securities of Enhance Group (or securities convertible into such voting securities) which would result in Swiss Re (together with its affiliates) or such group owning beneficially more than 15% of Enhance Group voting securities outstanding or (b) dispose of Enhance Group voting securities to any person or group which disposition would give such person or group beneficial ownership of or the right to acquire more than 15% of Enhance Group voting securities outstanding.

         Pursuant to a registration rights agreement, dated October 31, 1986, as amended, between Swiss Re and Enhance Group, Swiss Re has one demand and unlimited piggyback registration rights, subject to certain limitations. Substantially all the expenses of any future demand or piggyback registration are to be borne by Enhance Group. The registration rights agreement contains cross-indemnification covenants by Enhance Group, on the one hand, and Swiss Re, on the other hand, for damages sustained and expenses incurred resulting from material misstatements or omissions in connection with any such offering.

         Since January 2000, Enhance Group and Swiss Re have each owned 45% equity interests in SBF Participacoes Ltda, a Brazilian insurance holding company which is the parent holding company of UBF Garantias & Seguros SA, one of Brazil's largest credit insurance and surety insurance companies ("UBF"). UBF owns a majority interest in Seguradora Brasileira de Fiancas SA, an entity in which Enhance Group and Swiss Re each owned a 25% equity interest since November 1997, which they had purchased for respective initial investments of $3.3 million.

                                 PROPOSAL NO. 2

                     RATIFICATION OF APPOINTMENT OF AUDITOR

         The firm of Deloitte & Touche LLP (including its predecessor firm), independent certified public accountants, has audited the books and accounts of the Company since its inception, and the board of directors desires to continue the services of this firm for 2000. Accordingly, the board recommends that the shareholders ratify the appointment by the board of directors of the firm of Deloitte & Touche LLP as the independent auditor of the Company for 2000.

         Representatives of Deloitte & Touche LLP are expected to be available at the annual meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

         Shareholder ratification of the selection of Deloitte & Touche LLP as the Company's independent auditor is not required by Enhance Group's by-laws or otherwise. However, the board of directors is submitting the selection of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection of Deloitte & Touche LLP, the board will reconsider whether or not to retain the firm. Even if the selection is ratified, the board in its discretion may direct the appointment of a different auditing firm at any time during the year if the board of determines that such a change would be in the best interests of Enhance Group and its shareholders.

                              SHAREHOLDER PROPOSALS

         Shareholders who intend to present proposals at Enhance Group's year 2001 annual meeting of shareholders must submit their proposals to the Secretary of Enhance Group on or before December 31, 2000. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholders' proposals.

                                    By Order of the Board of Directors,

                                    Samuel Bergman
                                    Secretary

April 28, 2000

                     ENHANCE FINANCIAL SERVICES GROUP, INC.
                ANNUAL MEETING OF SHAREHOLDERS -- JUNE 1, 2000
P                                  P R O X Y

R         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
     ENHANCE FINANCIAL SERVICES GROUP INC. ("ENHANCE GROUP").
O
          The undersigned hereby appoints Daniel Gross and Samuel Bergman,
X and each of them, with full power of substitution, to represent and vote on behalf of the undersigned all of the shares of Enhance Group common
Y stock, par value $.10 per share, which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on June 1, 2000, and at any adjounment or adjournments thereof, hereby revoking all proxies heretofore given with respect to such shares, upon the following proposals more fully described in the notice of and proxy statement for the meeting (reciept of which is hereby acknowledged).

          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND 2.

                                                                    -----------
                                                                    SEE REVERSE
                                                                       SIDE
                                                                    -----------

--------------------------------------------------------------------------------
                           ^ FOLD AND DETACH HERE ^

         Please mark your
     /X/ vote as in this                                                   3505
         example.

         The board of directors recommends a vote FOR proposals 1 and 2.

                       FOR             WITHHOLD
                  all nominees         AUTHORITY
                listed (except as    to vote for all
             marked in the contrary) nominees listed

1. Election
   of             / /                    / /
   Directors

For, except vote withheld from the following nominee(s):

--------------------------------------------------

Nominees:
Daniel Gross, Brenton W. Harries,
David R. Markin, Jay A. Novik,
Robert P. Saltzman, Wallace O. Sellers,
Richard J. Shima, Spencer R. Stuart,
Allan R. Tessler, Frieda K. Wallison,
Jerry Wind.

                                          FOR    AGAINST    ABSTAIN
2.  Ratification of appointment of
    Deloitte & Touche LLP to serve        / /      / /        / /
    an outside auditor for 2000.

3. In their discretion upon such other maters as may properly come before the meeting.


I will attend the   / /      I will not be attending   / /
         meeting.                       the meeting.

PLEASE SIGN, DATE, AND RETURN THIS PROXY CARD
   PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE(S)_________________________________________DATE________________, 2000

Please sign exactly as name appears to the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnersnip, please sign in partnership name by authorized person.